Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2021, relating to the financial statements of Oncor Electric Delivery Holdings Company LLC, appearing in Exhibit 99.1 of the Annual Report on Form 10-K of Sempra Energy for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 18, 2021